UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

December 30, 2013

WILSHIRE BANCORP, INC.

(Exact name of registrant as specified in its charter)

California	000-50923	20-0711133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Wilshire Boulevard, Los Angeles, California 90010
(Address of principal executive offices) (Zip Code)

(213) 387-3200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS

5.02(a)

Effective December 31, 2013, Mr. Kyu-Hyun Kim and Ms. Young Hi Pak resigned from the Board of Directors of Wilshire Bancorp, Inc. (the “Company”), and from the Board of Directors of the Company’s wholly-owned subsidiary, Wilshire Bank (the “Bank”).  Both Mr. Kim and Ms. Pak informed the Company that their resignations were for personal reasons, including planned retirements, and that the resignations were not due to any disagreements with the Company or with the Bank.

Mr. Kim served as a member of the Wilshire Bank Board of Directors since 1994, and was appointed as a Class III Director of Wilshire Bancorp in connection with the holding company reorganization that took place in August 2004. Prior to his resignation, Mr. Kim served as Chairman of both the Company’s Nominations and Corporate Governance Committee and Human Resources Committee and as a member of the Company’s Audit Committee. Mr. Kim also served as Chairman of the Bank’s Compliance/Community Reinvestment Act Committee and as Vice Chairman of both the Bank’s Loan Committee and Asset/Liability Management Committee.

Ms. Pak served as a member of the Wilshire Bank Board of Directors since 1994, and was appointed as a Class III Director of Wilshire Bancorp in connection with the holding company reorganization in August 2004. Prior to her resignation, Ms. Pak served as a member of the Company’s Nominations and Corporate Governance Committee and Human Resources Committee. She also served as a member on the Bank’s Compliance/Community Reinvestment Act Committee and Asset/Liability Management Committee.

5.02(d)

On December 30, 2013, the Board of Directors of the Company elected Steven J. Didion and Daisy Y. Ha to serve as Class III directors of Wilshire Bancorp and Wilshire Bank, effective January 1, 2014. As Class III directors, Mr. Didion and Ms. Ha will be eligible for re-election by the Company’s shareholders at the 2016 annual shareholders meeting if they are nominated again by the Company’s Board of Directors.

Mr. Didion will serve as a member of the Company’s Nominating/Corporate Governance/Human Resources Committee, the chairman of the Bank’s Asset/Liability Management Committee, and a member of the Bank’s Information Technology Committee. Ms. Ha will serve as a member of the Company’s Nominating/Corporate Governance/Human Resources Committee and Audit Committee, in addition to serving as member of the Bank’s Asset/Liability Management Committee and Compliance/Community Reinvestment Act Committee.

Steven J. Didion is currently General Partner and Portfolio Manager of JCSD Partners, LP, a bank-focused investment fund based in California.  Mr. Didion has spent the past 25 years working with large and small banks, including serving as CEO of Hoefer & Arnett, a bank-focused investment firm, and initiated its eventual merger with Howe Barnes to form Howe Barnes Hoefer & Arnett, Inc.  Mr. Didion is currently on the Board of Directors of Rock Bancshares, Little Rock, Arkansas, and its subsidiary, Heartland Bank, Bryant, Arkansas.

Daisy Y. Ha is an attorney with 10 years of experience in a variety of legal areas, including employment law, criminal law, and general civil law, and has worked extensively within the United States District Court and the California Courts of Appeal.  Ms. Ha has a Juris Doctorate from the University of California at Berkeley School of Law, where she published an article entitled An Analysis and Critique of KIWA’s Reform Efforts in the Los Angeles Korean American Restaurant Industry.  Ms. Ha also has a Bachelor of Arts degree from Williams College and studied for a year at Yonsei University in Seoul, Korea.

In connection with their appointments and in return for their service as directors, Mr. Didion and Ms. Ha will each receive fees consistent with those paid to the other directors of the Company.  In addition, Mr. Didion and Ms. Ha will each receive stock options to purchase 40,000 shares of our common stock. The stock options will immediately vest 25% at the time of the grant with an additional 25% vesting in each subsequent year, for a total vesting period of three years.

The size of the Company’s Board of Directors is currently set at nine.  Following the appointment of Mr. Didion and Ms. Ha, the Company’s Board of Directors will have eight (8) directors, six (6) of whom will be considered to be independent, and one (1) vacancies among its Class II Directors.  Class II Directors will be up for re-election at the 2015 annual shareholders’ meeting.

The Company’s press release related to the resignation of Mr. Kyu-Hyun Kim and Ms. Young Hi Pak from its Board of Directors and the appointment of Mr. Didion and Ms. Ha as Class III directors is filed as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

ITEM 9.01                                                 FINANCIAL STATEMENTS AND EXHIBITS

9.01(d)          Exhibits

Exhibit 17.1                                         Resignation letter of Mr. Kyu-Hyun Kim, effective as of December 31, 2013.

Exhibit 17.2                                         Resignation letter of Ms. Young Hi Pak, effective as of December 31, 2013.

Exhibit 99.1                                         Press release dated December 31, 2013.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSHIRE BANCORP, INC.

Date: January 2, 2014	By:	/s/ Alex Ko
Alex Ko, Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

17.1	Resignation letter of Mr. Kyu-Hyun Kim, effective as of December 31, 2013.
17.2	Resignation letter of Ms. Young Hi Pak, effective as of December 31, 2013.
99.1	Press release, dated December 31, 2013 issued by Wilshire Bancorp, Inc.